                                                                    EXHIBIT 99.1

FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President- Finance and Chief Financial Officer
Rockford, Illinois
815-962-8867

FOR IMMEDIATE RELEASE
WEDNESDAY, JUNE 18, 2003


               CLARCOR REPORTS RECORD SECOND QUARTER 2003 RESULTS
                       Q2 NET EARNINGS UP 23%; EPS UP 21%

UNAUDITED FISCAL SECOND QUARTER AND SIX MONTHS 2003 HIGHLIGHTS (Amounts in thousands, except per share data and percentages)

------------------------------------------------------------------------------------------------------------------------
                                                   QUARTER ENDED            %           SIX MONTHS ENDED          %
                                                5/31/03        6/1/02     CHANGE      5/31/03       6/1/02     CHANGE
------------------------------------------------------------------------------------------------------------------------
AS REPORTED ON A GAAP BASIS:
Net Sales                                       $185,775     $176,510         5.2     $357,269    $334,772          6.7
Operating Profit                                 $20,538      $18,796         9.3      $36,025     $33,202          8.5
Net Earnings                                     $13,047      $10,607        23.0      $22,643     $18,605         21.7
Diluted Earnings Per Share                         $0.51        $0.42        21.4        $0.89       $0.74         20.3
------------------------------------------------------------------------------------------------------------------------

SECOND QUARTER AND SIX MONTHS 2003 OPERATING REVIEW
     ROCKFORD, IL, JUNE 18, 2003 -- CLARCOR INC. (NYSE: CLC) reported today that second quarter 2003 net earnings and diluted earnings per share increased by 23% and 21%, respectively, compared to the same quarter in 2002. Sales increased by 5% compared to the prior year's second quarter and operating profit increased by 9%. An acquisition made in June 2002 increased sales by almost $5 million in this year's second quarter. Foreign currency fluctuations did not have a material impact on either sales or operating profit in the second quarter or six-month periods of 2003.

For the six-month 2003 period, sales increased by 7% and net earnings and diluted earnings per share increased by 22% and 20%, respectively, compared to 2002. The June 2002 acquisition increased sales by almost $9 million in the 2003 six-month period.

Norm Johnson, CLARCOR's Chairman and Chief Executive Officer, said, "We are very pleased with our second quarter results. In addition to an increase in sales of 5%, gross margins rose to 30.5% from 29.1% last year, and operating margins increased to 11.1% from 10.6% last year. Each of our filtration segments reported increased sales and operating profits compared to the same quarter last year. Our international filter operations also had a good second quarter with double-digit increases in both sales and operating profit compared to last year's second quarter.

"Engine/Mobile Filtration sales rose by nearly 13% from last year's second quarter and includes the impact of the Locker acquisition in June 2002. In a period of slow growth throughout much of the U.S. economy, particularly in the manufacturing sector, the sales increase demonstrates the impact of new sales and marketing initiatives begun early last year. These initiatives focus increased attention on markets where we have had limited sales penetration with specific programs designed to add new distribution and strengthen current distribution. Operating profit grew by 8% compared to last year's second quarter and operating margin was 19.5% which includes the Locker acquisition. The Locker acquisition reduced operating margin for the second quarter by approximately one percentage point. Product demand was strong and consistent throughout the quarter in our heavy-duty engine filter and railroad filter product lines.

"Industrial/Environmental Filtration sales increased by nearly 2% from the second quarter of last year and operating profit grew by 16%. We saw increased sales, both domestically and internationally, of filters sold for aviation and oil drilling applications. Based on current order indications, we expect this trend to continue for the rest of this year and next year. We saw continuing weakness in filters sold into capital goods markets and for automotive manufacturing applications. HVAC filter sales, for both residential and commercial markets, were not as strong as we had planned, but we expect this to improve as the year progresses. Operating margins improved to 5.7% compared to 5.0% last year primarily due to cost reductions and manufacturing integration efforts throughout the Industrial/Environmental segment.

"We have several major organizational initiatives underway to improve operating efficiency in our Industrial/Environmental Filtration segment. We are shifting the responsibility for our Airguard and Purolator branches to our TFS organization. This will place our distribution outlets within one operation which we expect will lead to increased customer service and greater opportunities to provide our Total Filtration Program to more customers. In addition, we are combining many of the manufacturing, engineering and administrative functions of our Airguard and Purolator operations. Until this process is complete, we will incur duplicative costs in these areas. Next year, as these costs are eliminated, we expect the result will be improved margins from greater production efficiencies and lower operating costs as we continue to make progress towards our goal of a 10% operating margin in this segment.

"Packaging segment sales declined by 3% this quarter compared to last year and operating profit decreased by 9%. Sales of metal products increased during the quarter while plastic product sales decreased. Based on current order rates, we expect sales and operating profit in the third and fourth quarters of this year to exceed last year's levels. Late last year, we made changes in manufacturing management in this segment and more recently we have made changes in the sales area as well. We believe that the changes in manufacturing should result in improved margins as our Packaging segment enters its traditionally stronger sales periods in the second half of this year. We also expect that the changes in the sales area will lead to increased growth beginning early next year.

"Other income (expense) declined primarily due to lower interest expense as a result of a decline in interest rates and reduced bank debt during 2003 and also due to currency translation gains in 2003 compared to translation losses in 2002.

"Cash flow continues to be good. Debt declined by $22 million from the end of last year. Our debt to total capital (debt plus shareholders' equity) ratio is now 17% compared to 22% at the end of 2002. During the quarter, we completed the renegotiation of a $165 million credit agreement with our bank group. We maintain significant borrowing capacity to fund ongoing operations and our current development and expansion plans, to continue to pay a dividend and to aggressively seek acquisitions when we believe those opportunities will increase the value of our company.

"Based on stronger first half results than we expected at the beginning of the year, we now expect 2003 earnings per share to be in the $1.97 to $2.05 range. If overall demand is stronger or if the economy noticeably improves in the second half, we would expect to hit the higher end of this range. An improved U.S. economy will certainly help, but even if the economy stays flat, we still expect CLARCOR to have a record 2003 and post its 11th consecutive year of increased earnings."

CLARCOR will be holding a conference call to discuss the second quarter results at 10:00 am CDT on June 19, 2003. Interested parties can listen to the conference call at www.clarcor.com or www.companyboardroom.com. A replay will be available on these websites and also at 800-642-1687 or 706-645-9291 and providing confirmation code 1161223. The replay will be available through June 26, 2003 by telephone and for 30 days on the Internet.

CLARCOR is based in Rockford, Illinois, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

The statements in this release concerning the Company's sales, earnings, business performance and prospects are forward-looking statements that involve risk and uncertainties, including the effect of changes in product demand, availability of labor, price and product competition, raw material costs, energy prices, productivity improvement and plant consolidation programs, distribution channels, acquisitions and divestitures, general economic conditions in both domestic and foreign markets, interest rates, currency fluctuations, the success of our Total Filtration Program, market disruptions caused by domestic or international conflicts and other factors discussed in filings made with the Securities and Exchange Commission.




                                  TABLES FOLLOW

                                    - MORE -

CLARCOR 2003 UNAUDITED SECOND QUARTER RESULTS cont'd.
Page 4

CONSOLIDATED  STATEMENTS  OF  EARNINGS
(Dollars in thousands except per share data)

                                                               Second Quarter                              Six Months
                                                       ------------------------------            ------------------------------
For periods ended May 31, 2003 and June 1, 2002            2003               2002                  2003                2002
-------------------------------------------------------------------------------------------------------------------------------
Net sales...........................................   $   185,775        $   176,510            $   357,269        $   334,772
Cost of sales.......................................       129,176            125,210                252,321            238,762
                                                       -----------        -----------            -----------        -----------
     Gross profit...................................        56,599             51,300                104,948             96,010
Selling and administrative expenses.................        36,061             32,504                 68,923             62,808
                                                       -----------        -----------            -----------        -----------
     Operating profit...............................        20,538             18,796                 36,025             33,202
Other income (expense)..............................             8             (2,172)                  (367)            (4,062)
                                                       -----------        -----------            -----------        -----------
     Earnings before income taxes...................        20,546             16,624                 35,658             29,140
Income taxes........................................         7,499              6,017                 13,015             10,535
                                                       -----------        -----------            -----------        -----------

Net earnings........................................   $    13,047        $    10,607            $    22,643        $    18,605
                                                       ===========        ===========            ===========        ===========

Net earnings per common share:
   Basic............................................   $      0.52        $      0.43            $      0.91        $      0.75
                                                       ===========        ===========            ===========        ===========
   Diluted..........................................   $      0.51        $      0.42            $      0.89        $      0.74
                                                       ===========        ===========            ===========        ===========

Average shares outstanding:
   Basic............................................    25,015,289         24,856,731             24,973,997         24,782,349
   Diluted..........................................    25,435,452         25,310,296             25,326,543         25,142,081

CONSOLIDATED  BALANCE  SHEETS
(Dollars in thousands)

                                                          May 31,            November 30,
                                                           2003                  2002
-----------------------------------------------------------------------------------------
ASSETS
Current assets:
      Cash and cash investments......................    $ 10,326             $ 13,747
      Accounts receivable, net.......................     117,621              121,482
      Inventories....................................     112,680              101,846
      Other                                                22,010               22,671
                                                         --------             --------
             Total current assets....................     262,637              259,746
Plant assets, net....................................     129,217              132,892
Acquired intangibles, net............................     122,559              122,529
Pension assets.......................................      21,267               21,771
Other assets.........................................      10,192                9,181
                                                         --------             --------
                                                         $545,872             $546,119
                                                         ========             ========

LIABILITIES
Current liabilities:
      Current portion of long-term debt..............    $  5,699             $ 68,456
      Accounts payable and accrued
        liabilities..................................      95,044               97,738
      Income taxes...................................       9,556                8,061
                                                         --------             --------
             Total current liabilities...............     110,299              174,255
Long-term debt.......................................      62,968               22,648
Long-term pension liabilities........................       9,257                7,823
Other liabilities....................................      27,287               25,932
                                                         --------             --------
                                                          209,811              230,658
SHAREHOLDERS' EQUITY.................................     336,061              315,461
                                                         --------             --------
                                                         $545,872             $546,119
                                                         ========             ========

SUMMARY  CASH  FLOWS
(Dollars in thousands)

                                                                           Six Months
                                                                   ----------------------------
                                                                      2003               2002
-----------------------------------------------------------------------------------------------
FROM OPERATING ACTIVITIES
Net earnings..................................................     $  22,643           $ 18,605
Depreciation..................................................         9,860             10,067
Amortization..................................................           453                365
Changes in assets and liabilities.............................        (2,534)            11,627
Other, net....................................................            45                 72
                                                                   ---------           --------
     Total provided (used) by
          operating activities................................        30,467             40,736
                                                                   ---------           --------
FROM INVESTING ACTIVITIES
Plant asset additions.........................................        (6,041)            (6,078)
Business acquisitions.........................................             -              3,694
Other, net....................................................            26                 (1)
                                                                   ---------           --------
    Total provided (used) by
          investing activities................................        (6,015)            (2,385)
                                                                   ---------           --------

FROM FINANCING ACTIVITIES
Proceeds from line of credit..................................        94,111              9,500
Payments on line of credit....................................      (116,083)           (39,500)
Payments on long-term debt....................................          (465)              (219)
Cash dividends paid...........................................        (6,120)            (5,937)
Other, net....................................................           440              1,786
                                                                   ---------           --------
    Total provided (used) by
          financing activities................................       (28,117)           (34,370)
                                                                   ---------           --------

Effect of exchange rate
     changes on cash..........................................           244                 25
                                                                   ---------           --------

CHANGE IN CASH AND
    CASH INVESTMENTS..........................................     $  (3,421)          $  4,006
                                                                   =========           ========

CLARCOR 2003 UNAUDITED SECOND QUARTER RESULTS cont'd.
Page 5


QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

                                                                                     2003
                                                                   ----------------------------------------
                                                                    QUARTER         QUARTER
                                                                     ENDED           ENDED           SIX
                                                                    MARCH 1          MAY 31         MONTHS
                                                                   --------        --------        --------
NET SALES BY SEGMENT:
   Engine/Mobile Filtration...................................     $ 66,776        $ 73,066        $139,842
   Industrial/Environmental Filtration........................       90,369          95,852         186,221
   Packaging..................................................       14,349          16,857          31,206
                                                                   --------        --------        --------
                                                                   $171,494        $185,775        $357,269
                                                                   ========        ========        ========

OPERATING PROFIT BY SEGMENT:
   Engine/Mobile Filtration...................................     $ 12,686        $ 14,253        $ 26,939
   Industrial/Environmental Filtration........................        2,373           5,417           7,790
   Packaging..................................................          428             868           1,296
                                                                   --------        --------        --------
                                                                   $ 15,487        $ 20,538        $ 36,025
                                                                   ========        ========        ========
                                                                                    2002
                                                                   ----------------------------------------
                                                                    QUARTER         QUARTER
                                                                     ENDED           ENDED           SIX
                                                                    MARCH 2         JUNE 1          MONTHS
                                                                   --------        --------        --------
NET SALES BY SEGMENT:
   Engine/Mobile Filtration...................................     $ 57,839        $ 64,760        $122,599
   Industrial/Environmental Filtration........................       85,950          94,377         180,327
   Packaging..................................................       14,473          17,373          31,846
                                                                   --------        --------        --------

                                                                   $158,262        $176,510        $334,772
                                                                   ========        ========        ========

OPERATING PROFIT BY SEGMENT:
   Engine/Mobile Filtration...................................     $ 11,258        $ 13,169        $ 24,427
   Industrial/Environmental Filtration........................        2,530           4,672           7,202
   Packaging..................................................          618             955           1,573
                                                                   --------        --------        --------

                                                                   $ 14,406        $ 18,796        $ 33,202
                                                                   ========        ========        ========
